Exhibit 99

                                FIRSTMARK CORP.

     One Financial Place, 222 Kennedy Memorial Drive, Waterville, ME 04901

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                        Firstmark Corp. to Double Size,
                  Quadruple Revenues with Virginia Acquisition

WATERVILLE, MAINE - James F. Vigue, President and CEO of Firstmark Corp. (NASDAQ: FIRM) announced today that one of its wholly owned subsidiaries has acquired Southern Capital Corp. of Richmond, Virginia.

Southern Capital Corp. is a holding company with interests in specialty insurance, financial consulting and radio broadcasting. "With this one acquisition, we've more than quadrupled our revenues and more than doubled our assets," said Vigue. "With growth limited in our own area, we have chosen to grow the company via acquisition on a broader geographic basis. Southern Capital brings to Firstmark shareholders' equity of over $7,000,000 and a talented management team. When you can make an acquisition that strengthens both your balance sheet and your management team, you've really got a positive combination," said Vigue. H. William Coogan, Jr., Chairman of Southern Capital, has been in the investment banking business for 15 years, including ten years at CS First Boston where he was a management partner in the investment banking group. Donald V. Cruickshanks, President of Southern Capital, has been in the insurance business for 17 years.

Coogan reported, "Both Mr. Cruickshanks and I have been looking for a solid public vehicle to merge our company into. We've looked at Firstmark and found a quality company with top quality management. We feel that the resultant synergies could be very strong and look at this as one of those situations where one plus one might equal three."

"Our strategy is to build all phases of the company with a strong emphasis on our principal investing activities. We have identified several growth areas which we intend to pursue. Our mutual goal is to increase shareholder value by building a larger and stronger combined company," said Vigue.

As part of the merger, the shareholders of Southern Capital received 40,000 shares of Series B, cumulative, non-voting preferred stock, par value $.20 per share. The preferred stock is not convertible by the holders, but may be converted by Firstmark into not less than 2,000,000 shares of Firstmark common stock. If not converted by the company, the preferred stock begins accruing dividends after January 1, 1997 and is redeemable at the option of the holders at a price of $200 per share after June 30, 1998. Four representatives of Southern Capital, including Messrs. Coogan and Cruickshanks, will be appointed to the Board of Directors of Firstmark.


                                     ####
                      For Immediate Release: June 10, 1996
                     Contact: James F. Vigue (207) 873-6362